UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2016

AMERI Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26460	95-4484725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Canal Pointe Blvd., Suite 108, Princeton, New Jersey		08540
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (732) 243-9250

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information required herein is incorporated by reference to Item 5.02 below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2016, Ameri Holdings, Inc. (“Ameri” or the “Company”) announced the appointment of Edward O’Donnell as Chief Financial Officer of Ameri effective January 28, 2016 and entered into an employment letter agreement (the “Employment Agreement”) with him.  Mr. O’Donnell has over 23 years of experience in investment banking, advertising, private equity investment, venture capital, technology, internet and other new media businesses.

Mr. O’Donnell has served as the Chief Operating Officer of Radbourne Property Group, Inc., an innovative operator of family entertainment centers, where his primary responsibilities have included raising capital, external reporting, outlining capital structure and budgeting.  Prior to Radbourne, Mr. O’Donnell served as Chief Financial Officer of AudioEye, Inc. (OTC: AEYE), an internet technology company with extensive proprietary intellectual property.  At AudioEye, Mr. O’Donnell focused on raising capital, preparing AudioEye for its initial public offering, compliance with Sarbanes-Oxley and Securities and Exchange Commission reporting. Mr. O’Donnell served as Vice President of Finance for Augme Technologies, Inc. (OTC.BB: AUGT), which provided strategic services and mobile marketing technology to leading consumer and healthcare brands. Mr. O’Donnell also previously served as Chief Financial Officer of Carlyle Capital Group LLC, a venture capital and private equity firm. Before Carlyle, Mr. O’Donnell served as Senior Vice President of Finance and Investor Relations of ACTV, Inc. (NASDAQ: IATV), where he developed its investor relations department before it was purchased by OpenTV, a subsidiary of Liberty Media. Mr. O’Donnell is a Certified Public Accountant in New York and a member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. O’Donnell received his Bachelors of Science in Accountancy from the University of Villanova and his Masters of Business Administration from Columbia University Business School.

Pursuant to the Employment Agreement, Mr. O’Donnell will receive an annual base salary of $175,000 and be eligible for bonus distributions as determined by the Board of Directors, based on meeting and exceeding mutually agreed upon annual performance goals. Additionally, Mr. O’Donnell received an option to purchase 100,000 shares of common stock at an exercise price based on market value on the grant date and expiring on January 28, 2022.  The option vests in thirds on each of the first through third anniversaries of January 28, 2016, the grant date.

Mr. O’Donnell’s Employment Agreement is subject to early termination by him or the Company for any reason upon written notice to the other party.  If there is a change of control (as defined in the Employment Agreement) and Mr. O’Donnell’s employment terminates within six months following the change of control for reasons other than for cause, then Mr. O’Donnell will be entitled to such amount equal to any accrued obligations (as defined in the Employment Agreement) and his then current compensation for six months and any outstanding options held by him shall immediately vest.

The employment agreement also contains covenants restricting Mr. O’Donnell from engaging in any activities competitive with the Company’s business during the term of his employment agreement and for a period of one year thereafter, and prohibiting him from disclosure of confidential information regarding the Company at any time.

Other than entering into the Employment Agreement with Ameri, Mr. O’Donnell has not engaged in a related party transaction with Ameri during the last two fiscal years, and there are no family relationships between Mr. O’Donnell and any of Ameri’s executive officers or directors.

The foregoing summary description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein in its entirety by reference.

A copy of the press release announcing Mr. O’Donnell’s appointment is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
Exhibit 10.1	Employment Letter Agreement, dated January 27, 2016, between the Company and Edward O’Donnell.
Exhibit 99.1	Press Release, dated January 28, 2016.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2016	AMERI HOLDINGS, INC.

	By:	/s/ Giri Devanur
Giri Devanur
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Employment Letter Agreement, dated January 27, 2016, between the Company and Edward O’Donnell.
Exhibit 99.1	Press Release, dated January 28, 2016.